ARC Document Solutions Extends Favorable Lending Terms through 2026 with New Credit Facility

Maintains Low Floating Interest Rate Based on Total Leverage Ratio; Revolver set at $70 million.

SAN RAMON, Calif., April 26, 2021 /Accesswire/ -- ARC Document Solutions, Inc. (NYSE:ARC) announced today that it entered into a new, five-year revolving line of credit in the amount of $70 million, replacing the Company’s former credit agreement dated November 20, 2014. The new agreement features terms similar to the former credit agreement, including the ability to use excess cash of up to $15 million per year for restricted payments such as share repurchases and dividends. The new agreement matures in April 2026.
“Despite the challenging conditions of the past year, ARC has demonstrated consistency and strength in its ability to generate cash and reduce its debt,” said Suri Suriyakumar, Chairman, CEO of ARC. "The new agreement maintains our solid capital structure, supports our commitment to returning shareholder value, and provides significant flexibility to capitalize on new opportunities and grow the business over the next five years."
The new revolving credit line bears interest at per annum floating rates that are adjusted quarterly based on the Company's leverage ratio. Based on ARC's total leverage ratio at the closing, the Company's interest rate effective April 22, 2021, is LIBOR plus 150 basis points.
U.S. Bank National Association was the Lead Arranger on the transaction. BMO Harris Bank N.A. was the Syndication Agent.

About ARC Document Solutions (NYSE:ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Forward Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words and phrases such as "maintains the strength of our capital structure " and " capitalize on new opportunities and grow the business over the next five years ", and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the markets we serve, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the effects of the COVID-19 pandemic on the economy and our business, and additional factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the Company’s Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114